RSM McGladrey Network

HJ ASSOCIATES & CONSULTANTS, L.L.P.

50 West Broadway, Suite 600 • Salt Lake City, Utah 84101
Telephone (801) 328-4408 • Fax (801) 328-4461

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Platinum Studios, Inc.
Los Angeles, California

We hereby consent to the use in this Form S-1 Registration Statement of Platinum Studios, Inc., of our report, dated April 14, 2009, related to the financial statements as of December 31, 2008 and 2007 and for the two years in the period ended December 31, 2008, and to the reference to our firm under the caption "Experts" and all other references of our firm included in this Form S-1 Registration Statement.

HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
January 20, 2010